Exhibit 99.1

For Immediate Release	Contact: Scott C. Wallace, President & CEO
Thursday, August 14, 2014	Telephone: (949) 661-6304, Ext 101

ROYAL HAWAIIAN ORCHARDS, L.P. REPORTS RESULTS FOR SECOND QUARTER 2014

Royal Hawaiian Orchards, L.P. (OTCQX: NNUTU) today reported financial results for its second quarter of 2014.

Condensed Consolidated Statements of Comprehensive Loss (unaudited)

(in thousands, except per unit data)

	Three months		Six months
	ended June 30,		ended June 30,
	2014	2013	2014	2013
Revenues
Orchards revenue	$332	$286	$2,255	$2,075
Branded product sales, net	2,100	261	3,777	467
Total revenues	2,432	547	6,032	2,542
Cost of revenues
Cost of orchard revenue	623	266	2,067	1,726
Cost of branded product sales	1,796	352	3,084	621
Total cost of goods and services sold	2,419	618	5,151	2,347
Gross profit (loss)	13	(71)	881	195
Selling, general and administrative expenses	1,042	1,042	2,028	1,860
Operating loss	(1,029)	(1,113)	(1,147)	(1,665)
Net (loss) gain on sale of property	(1,857)	-	(1,870)	83
Interest expense	(113)	(141)	(279)	(285)
Other income	1	106	80	106
Loss before income taxes	(2,998)	(1,148)	(3,216)	(1,761)
Income tax (benefit) expense	(19)	3	16	18
Net loss	(2,979)	(1,151)	(3,232)	(1,779)

Other comprehensive income, net of tax
Amortization of prior service cost	1	1	3	3
Amortization of actuarial loss	-	6	-	11
Subtotal defined benefit pension plan	1	7	3	14
Other comprehensive income, net of tax	1	7	3	14
Comprehensive loss	$(2,978)	$(1,144)	$(3,229)	$(1,765)

Net loss per Class A Unit	$(0.27)	$(0.15)	$(0.31)	$(0.24)
Cash distributions per Class A Unit	$-	$-	$-	$0.02
Weighted average Class A Units outstanding	11,100	7,500	10,384	7,500

The results of operations for the three and six months ended June 30, 2014 are not comparable to prior years’ results, as the Partnership retained a significantly larger portion of its macadamia nuts for manufacture into its branded products or for sale in bulk kernel form following the expiration of certain macadamia nut purchase contracts with Mauna Loa. Additionally, on June 30, 2014, the Partnership terminated its lease on its Mauna Kea orchard and sold its trees to the landlord for consideration of $1.5 million, triggering a non-cash loss of $1.8 million on the transaction. The increase in net revenues for the period was attributable primarily to an increase in branded product sales over the same period in 2013.

The Partnership is one of the leading growers and processors of macadamia nuts in the world, processing and marketing macadamia nuts in-shell, in bulk kernel form and as better for you snack products marketed under the Royal Hawaiian Orchards® brand name.